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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549



                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported):  January 16, 1998

                          CHECKMATE ELECTRONICS, INC.
             (Exact name of Registrant as specified in its charter)


      GEORGIA                        0-22370                      88-0117097
(State of Incorporation)     (Commission File No.)            (I.R.S. Employer
                                                             Identification No.)


                               1003 MANSELL ROAD
                            ROSWELL, GEORGIA  30076
          (Address of principal executive offices, including zip code)


                                 (770) 594-6000
              (Registrant's telephone number, including area code)



                                  Page 1 of 8
                            Exhibit Index on Page 3
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ITEM 5.  OTHER EVENTS.
----------------------

     On January 16, 1998, Checkmate Electronics, Inc. and International Verifact Inc. entered into a definitive agreement to combine their companies. The combined companies will be organized in a holding company structure with a new publicly-traded Delaware corporation, IVI Checkmate Corp., as the parent of Checkmate and IVI. Under the terms of the definitive agreement, IVI shareholders will receive for each IVI common share, either one share of common stock of IVI Checkmate Corp. or one exchangeable share of IVI which can be exchanged for one share of IVI Checkmate Corp. common stock in the future. Checkmate shareholders will receive 1.2775 shares of IVI Checkmate Corp. common stock for each Checkmate common share. The result will be that shareholders of IVI will own approximately 57 percent of the common stock of IVI Checkmate Corp. and Checkmate shareholders will own approximately 43 percent.

     IVI is engaged in the design, development and sale of electronic payment solutions for retailers, financial institutions, governments and other businesses. IVI's hardware and software products include solutions for point-of-sale debit/credit/EFT/EBT terminals, check readers, smart card readers, POS Printers and secure PIN entry devices.

     In connection with this transaction, the Board of Directors of Checkmate has amended Checkmate's Shareholder Rights Protection Agreement as provided in Amendment No. 1 to Shareholder Rights Protection Agreement included herein as
Exhibit 99.1.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS
------------------------------------------

     (c ) Exhibits

          99.1 Amendment No. 1 dated as of January 16, 1998, to
               Shareholders Protection Rights Agreement, dated as of October 13, 1997, between Checkmate Electronics, Inc. and First Union National Bank, as Rights Agent

                                       2
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                              CHECKMATE ELECTRONICS, INC.


Date:  January 20, 1998       By: /s/ John J. Neubert
                                  -----------------------------------
                                  John J. Neubert
                                  Senior Vice President-Finance and
                                  Administration and Chief Financial Officer

                                       3
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                                 EXHIBIT INDEX

     Exhibit             Description
     -------             -----------

     99.1 Amendment No. 1, dated as of January 16, 1998, to Shareholder Protection Rights Agreement, dated as of October 13, 1997, between Checkmate Electronics, Inc. and First Union National Bank, as Rights Agent

                                       4